EXECUTION VERSION

EXHIBIT 10.1

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of May 12, 2015, by and among BG Medicine, Inc., Delaware corporation (the “Company”), and the parties set forth on Annex A hereto as Purchasers (each a “Purchaser” and collectively, the “Purchasers”).

WHEREAS, the Company has authorized the issuance and sale pursuant to this Agreement of (A) Secured Convertible Promissory Notes in the aggregate principal amount of $500,000, in the form attached hereto as Exhibit A (the “Notes”), and (B) shares of Series A Preferred Stock, par value $0.001 per share, of the Company (the “Series A Preferred”), the rights, preferences and privileges of which are to be set forth in a Certificate of Designations, in the form attached hereto as Exhibit B (the “Certificate of Designations”), which shares of Series A Preferred shall be convertible into authorized but unissued shares of Common Stock (as defined below);

WHEREAS, subject to the terms and conditions set forth herein, the Company desires to issue and sell to the Purchasers, and the Purchasers desire to purchase from the Company, the Notes and the Shares (as defined below);

WHEREAS, the Board (as defined below) has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement and the other Transaction Agreements (as defined below) to which the Company is a party providing for the transactions contemplated hereby and thereby in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), upon the terms and subject to the conditions set forth herein, and (ii) approved the execution, delivery and performance of this Agreement and the other Transaction Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby in accordance with the DGCL upon the terms and conditions contained herein and therein; and

WHEREAS, as a condition to the consummation of the transactions contemplated hereby, on the Initial Closing Date (defined below), the Company and the Purchasers will enter into the Security Agreement in the form attached as Exhibit C hereto (the “Security Agreement”) and, on the Second Closing Date, the Company and the Purchasers will enter into a Fifth Amended and Restated Investor Rights Agreement in the form attached as Exhibit D hereto (the “Amended IRA”).

NOW, THEREFORE, in consideration of the mutual agreements, representations, warranties and covenants herein contained, the parties hereto agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

“Abbott Agreement” means the License and Distribution Agreement by and between the Company and Abbott Laboratories, dated as of November 11, 2009, as amended from time to time.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided, however, that a Portfolio Company shall not be deemed an Affiliate of a Purchaser unless such Purchaser, directly or indirectly, encouraged, directed or caused such Portfolio Company to take any action that would have been prohibited by the terms of this Agreement.

“Agreement” shall have the meaning set forth in the preamble.

“Alternative Financing” shall have the meaning set forth in Section 5.10.

“Amended IRA” shall have the meaning set forth in the recitals.

“Benefit Plans” with respect to any Person shall mean each material “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), whether formal or informal, oral or written, legally binding or not, under which any employee of such Person or its Subsidiaries has any present or future right to benefits or which are contributed to, sponsored by or maintained by the Person or any of its Subsidiaries.

“Board” shall mean the Board of Directors of the Company.

“Business Day” shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the Commonwealth of Massachusetts or is a day on which banking institutions located in the Commonwealth of Massachusetts are authorized or required by Law or other governmental action to close.

“Capitalization Date” shall have the meaning set forth in Section 3.2(a).

“Certificate of Designations” shall have the meaning set forth in the recitals.

“Change of Company Board Recommendation” shall have the meaning set forth in Section 11.1(b).

“Closing” means the Initial Closing or the Second Closing, as the case may be.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Common Stock” shall mean the Common Stock, par value $0.001 per share, of the Company, or any other shares of capital stock into which the Common Stock shall be reclassified or changed.

“Company” shall have the meaning set forth in the preamble.

“Company Financial Statements” shall have the meaning set forth in Section 3.8(b).

“Company Intellectual Property” shall have the meaning set forth in Section 3.12(c).

“Company Option” shall mean an option to acquire shares of Common Stock that was issued under any Company Stock Plan.

“Company Plan” shall mean any Benefit Plan sponsored by or contributed to the Company, its Subsidiaries or any of its ERISA Affiliates or for which the Company, its Subsidiaries or any of its ERISA Affiliates has any Liability, contingent or otherwise.

“Company SEC Filings” shall have the meaning set forth in Section 3.8(a).

“Company Stock Plans” shall mean the plans listed on Schedule 1.2.

“Confidential Information” shall mean all information, knowledge, systems or data relating to the business, operations, finances, policies, strategies, intentions or inventions of the Company and/or its Subsidiaries (including any of the terms of this Agreement) from whatever source obtained, except for any such information, knowledge, systems or data which (a) has become publicly known and made generally available through no wrongful act of such Purchaser, (b) has been rightfully received by such Purchaser from a third party who, to the knowledge of such Purchaser, is not bound any obligations of confidentiality with respect to such information, knowledge, systems or data, (c) is independently developed by such Purchaser without use of Confidential Information, or (d) subject to the obligations set forth in Section 5.9(b), is required by law, court order, subpoena, stock exchange, self-regulatory organization, governmental agency, or regulatory body to be disclosed.

“Consent” shall have the meaning set forth in Section 3.6.

“Contracts” shall mean the Material Contracts, together with any lease, binding commitment, option, insurance policy, benefit plan or other contract, agreement, instrument or obligation (whether oral or written) to which the Company or any of its Subsidiaries may be bound.

“control” (including the terms “controlling” “controlled by” and “under common control with”) with respect to any Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Conversion Shares” shall mean the shares of Common Stock issuable upon the conversion of the Series A Preferred as provided for in the Certificate of Designations.

“DGCL” shall have the meaning set forth in the recitals.

“Director” means any member of the Board.

“Disclosure Schedule” shall have the meaning set forth in Section 3.

“Environmental Law” shall mean any and all Laws relating to the protection of the environment (including ambient air, surface water, groundwater or land) or natural resources and any other Laws concerning human exposure to hazardous substances.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall have the meaning set forth in Section 3.13(c).

“Equity Securities” shall mean, with respect to any Person, (i) shares of capital stock of, or other equity or voting interest in, such Person, (ii) any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, such Person, (iii) options, warrants, rights or other commitments or agreements to acquire from such Person, or that obligates such Person to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, such Person, (iv) obligations of such Person to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, such Person and (v) the capital stock of such Person.

“Exchange” means the NASDAQ Capital Market, the NASDAQ Global Market, the NASDAQ Global Select Market, The New York Stock Exchange, the NYSE MKT LLC or any of their respective successors.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and all of the rules and regulations promulgated thereunder.

“FDA” means the United States Food and Drug Administration.

“Fraud” shall mean with respect to any claim or action, all of the following elements: (a) a false statement of a material fact relating to such claim or action; (b) knowledge on the part of the Person making such statement of a material fact that the statement is false; (c) intent on the part of the Person making such statement of a material fact to deceive the receiving party by making the false statement; (d) justifiable reliance by the receiving party on the false statement of material fact; and (e) injury to the receiving party as a result of such reliance on the false statement of material fact.

“Foreign Benefit Plans” shall have the meaning set forth in Section 3.13(g).

“GAAP” shall have the meaning set forth in Section 3.9(b).

“Governmental Entity” shall mean any United States or non-United States federal, state or local government, or any agency, bureau, board, commission, department, tribunal or instrumentality thereof or any court, tribunal, or arbitral or judicial body.

“Indemnification Agreement” shall have the meaning set forth in Section 7.2(b).

“Indemnified Party” shall have the meaning set forth in Section 10.3.

“Indemnifying Party” shall have the meaning set forth in Section 10.3.

“Initial Closing” shall have the meaning set forth in Section 2.2(a).

“Initial Closing Date” shall mean the date of the Initial Closing.

“Intellectual Property” shall mean all U.S. or foreign intellectual property, including (i) patents, trademarks, service marks, trade names, domain names, other source indicators and the goodwill of the business symbolized thereby, copyrights, works of authorship in any medium, designs and trade secrets, (ii) applications for and registrations of such patents, trademarks, service marks, trade names, domain names, copyrights and designs (“Registered Intellectual Property”), (iii) inventions, processes, formulae, methods, schematics, technology, know-how, computer software programs and applications, and (iv) other tangible or intangible proprietary or confidential information and materials.

“Investment Securities” with respect to a Person means debt or Equity Securities issued by such Person or similar obligations of, or participations in, such Person.

“Investor Rights Agreement” shall mean the Fourth Amended and Restated Investor Rights Agreement, dated July 10, 2008, by and among the Company and the other parties named therein.

“Knowledge” shall mean, with respect to the Company, the knowledge of any of the Persons set forth on Schedule 1.1. Such individuals will be deemed to have “knowledge” of a particular fact or other matter if (i) such individual has or at any time had actual knowledge of such fact or other matter or (ii) a prudent individual would be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably diligent review concerning the existence thereof with each employee of the Company or any of its Subsidiaries who reports directly to such individual and who (x) has responsibilities or (y) would reasonably be expected to have actual knowledge of circumstances or other information, in each case, that would reasonably be expected to be pertinent to such fact or other matter. Notwithstanding the foregoing, the Company will be deemed to have knowledge of any fact or matter of which an officer of the Company has received written notice (whether in hard copy, digital or electronic format).

“Law” shall have the meaning set forth in Section 3.5.

“Leased Real Property” shall have the meaning set forth in Section 3.21(b).

“Legal Proceeding” shall mean any action, suit, litigation, petition, claim, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, or investigation by or before, or otherwise involving, any court or other Governmental Entity or arbitral body.

“Liability” shall mean any liability, obligation or commitment of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet prepared in accordance with GAAP).

“Lien” shall have the meaning set forth in Section 3.5.

“Losses” shall mean any and all actions, causes of action, suits, claims, liabilities, losses, damages, penalties, judgments, costs and out-of-pocket expenses in connection therewith (including reasonable attorneys’ fees and expenses), it being agreed that Losses shall include any losses that any Person deciding any dispute in respect thereof (whether a court, jury or other Person) may determine are recoverable, including if so determined to be recoverable, losses that represent diminution in value.

“Massachusetts Court” shall have the meaning set forth in Section 12.5(b).

“Material Adverse Effect” shall mean any fact, circumstance, event, change, effect, occurrence or development (each, a “Change”) that, individually or in the aggregate with all other Changes, (i) has or would reasonably be expected to have a material adverse effect on or with respect to the business, operations, assets (including intangible assets), liabilities, prospects, results of operation or financial condition of the Company and its Subsidiaries taken as a whole or (ii) results in or would reasonably be expected to result in a Liability or Loss to the Company or its Subsidiaries in an amount exceeding $500,000.

“Material Contracts” shall have the meaning set forth in Section 3.23(a).

“Notes” shall have the meaning set forth in the recitals.

“Participation Right” shall have the meaning set forth in Section 5.10.

“Permitted Liens” means, (a) local, state and federal Laws, including, without limitation, zoning or planning restrictions, and utility lines, easements, permits, covenants, conditions, restrictions, rights-of-way, oil, gas or mineral leases of record and other restrictions or limitations on the use of real property or irregularities in title thereto, which do not materially impair the value of such properties or the continued use of such property for the purposes for which the property is currently being used by the Company or any Subsidiary, (b) Liens for Taxes not yet due and payable, that are payable without penalty or that are being contested in good faith and for which adequate reserves have been recorded on the Company Financial Statements, (c) Liens for carriers’, warehousemen’s, mechanics’, repairmen’s, workers’ and similar Liens incurred in the ordinary course of business, consistent with past practice, in each case for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings and for which adequate reserves have been recorded on the Company Financial Statements, (d) Liens permissible under any applicable loan agreements and indentures, (e) restrictions arising under applicable securities Laws and (f) Liens securing the indebtedness under the Security Agreement or any other existing indebtedness for borrowed money of the Company or any of its Subsidiaries.

“Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or any other entity or organization.

“Portfolio Company” means, with respect to a referent Person, any other Person that issues Investment Securities if such referent Person beneficially owns Investment Securities representing a controlling interest in such Person.

“Preferred Stock” shall have the meaning set forth in Section 3.2(a).

“Purchase Price” means, with respect to the Shares, the lesser of (a) the product of (i) 0.85 and (ii) the arithmetic average of the VWAP on each of the ten (10) Trading Days immediately preceding the date of the Second Closing and (b) $0.67 (subject to appropriate adjustment for any stock split, subdivision, dividend or distribution affecting the Common Stock (or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly Common Stock) occurring after the date hereof and prior to the Second Closing).

“Purchasers” shall have the meaning set forth in the recitals.

“Purchaser Adverse Effect” shall have the meaning set forth in the Section 4.3.

“Registered Intellectual Property” shall have the meaning set forth in the definition of “Intellectual Property”.

“Representatives” means, with respect to any Person, such Person’s Affiliates and their respective directors, officers, employees, managers, trustees, principals, stockholders, members, general or limited partners, agents and other representatives.

“Required Holders” means (a) prior to the Second Closing, the Purchasers (or permitted transferees thereof) holding the Notes representing a majority of the outstanding aggregate principal amount of the Notes issued to the Purchasers hereunder at the Initial Closing, and (b) after the Second Closing, the Purchasers (or permitted transferees thereof) holding a majority of the then outstanding Shares issued to the Purchasers hereunder at the Second Closing (determined on an as-converted to Common Stock basis).

“Required Stockholder Vote” means the affirmative vote (by action taken at a meeting) of the holders of shares of capital stock of the Company representing a majority in voting power of the stock of the Company outstanding on the record date for a stockholders meeting and entitled to vote thereat.

“Rule 144” shall have the meaning set forth in Section 4.8(a).

“SEC” shall mean the Securities and Exchange Commission.

“Second Closing” shall have the meaning set forth in Section 2.2(b).

“Second Closing Date” shall mean the date of the Second Closing.

“Securities Act” shall mean the Securities Act of 1933, as amended, and all of the rules and regulations promulgated thereunder.

“Series A Preferred” shall have the meaning set forth in the recitals.

“Shares” shall have the meaning set forth in Section 2.1.

“Subsidiary” of any Person shall mean any corporation, partnership, joint venture, limited liability company, trust or other form of legal entity (whether incorporated or unincorporated) of which (or in which) more than fifty percent (50%) of (i) the Voting Power; (ii) the interest in the capital or profits of such partnership, joint venture or limited liability company; or (iii) the beneficial interest in such trust or estate; is, directly or indirectly, owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Termination Fee” shall have the meaning set forth in Section 11.2.

“Tax Returns” shall mean returns, reports, information statements and other documentation (including any additional or supporting material) filed or required to be filed in connection with the calculation, determination, assessment or collection of any Tax, including any schedules or amendments thereto.

“Taxes” shall mean any and all taxes, levies, fees, imposts, duties and charges of whatever kind (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto) imposed by any Governmental Entity, including, without limitation, taxes imposed on, or measured by, income, franchise, profits or gross receipts, and any ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes and customs or duties.

“Third Party Intellectual Property” shall have the meaning set forth in Section 3.12(c).

“Trading Day” means (i) a day on which the Common Stock is traded on a Trading Market (other than the OTC Bulletin Board), or (ii) if the Common Stock is not listed or quoted on a Trading Market (other than the OTC Bulletin Board), a day on which the Common Stock is traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (iii) if the Common Stock is not listed or quoted on any Trading Market, a day on which the Common Stock is quoted in the over-the-counter market as reported by the Pink Sheets LLC (or any similar organization or agency succeeding to its functions of reporting prices); provided, that, in the event that the Common Stock is not listed or quoted as set forth in (i), (ii) and (iii) hereof, then Trading Day shall mean a Business Day.

“Trading Market” means whichever of the New York Stock Exchange, the NYSE MKT, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market or OTC Bulletin Board on which the Common Stock is listed or quoted for trading on the date in question.

“Transaction Agreements” shall mean, (i) with respect to the Initial Closing, this Agreement, the Notes and the Security Agreement and (ii) with respect to the Second Closing, this Agreement, the Certificate of Designations and the Amended IRA.

“Transfer” shall mean the direct or indirect transfer, sale, assignment, exchange, distribution, mortgage, pledge or disposition of any Equity Securities of the Company.

“Treasury Regulation” shall mean the Treasury Regulations promulgated under the Code.

“Voting Power” shall mean either (a) the power to elect, designate or nominate directors to the Board, or (b) vote (as Common Stock or together with Common Stock) on matters to be voted on or consented to by the Common Stock through the ownership of Voting Stock, by contract or otherwise.

“Voting Stock” shall mean securities of any class or kind ordinarily having the power to vote generally for the election of (x) Directors of the Company or its successor (including the Common Stock and the Preferred Stock) or (y) directors of any Subsidiary of the Company.

“VWAP” means the dollar volume-weighted average price for the Common Stock on its Trading Market during the period beginning at 9:30:01 a.m., New York time (or such other time as the Trading Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as the Trading Market publicly announces is the official close of trading), as reported by Bloomberg, L.P. through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time (or such other time as the Trading Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York City Time (or such other time as the Trading Market publicly announces is the official close of trading), as reported by Bloomberg, L.P., or, if no dollar volume-weighted average price is reported for such security by Bloomberg, L.P. for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the VWAP cannot be calculated for the Common Stock on a particular date on any of the foregoing bases, the VWAP of the Common Stock shall be the fair market value of the Common Stock on such date as determined by the Company’s Board of Directors in good faith. The term “VWAP” and any amount set forth herein, shall be adjusted appropriately to account for the occurrence of any stock split, subdivision, dividend or distribution affecting the Common Stock (or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly Common Stock), combination or other similar recapitalization or event occurring after the date hereof and prior to the Second Closing.

“Wholly Owned Subsidiary” means any Subsidiary of the Company of which the Company owns, either directly or indirectly, one hundred percent (100%) of the outstanding equity interests of such Subsidiary.

2. Authorization, Purchase and Sale of the Notes and the Shares.

2.1	Authorization, Purchase and Sale.

(a) Subject to and upon the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser, and each Purchaser will purchase from the Company, at the Initial Closing, a Note in the principal amount set forth opposite such Purchaser’s name on Annex A, for a purchase price equal to the principal amount of Notes being purchased by such Purchaser at the Initial Closing. The aggregate principal amount of the Notes issued pursuant to this Agreement is $500,000.

(b) Subject to and upon the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser, and each Purchaser will purchase from the Company, at the Second Closing, the number of shares of Series A Preferred (each a “Share” and collectively, the “Shares”) set forth next to such Purchaser’s name on Annex A, which excludes the shares of Series A Preferred which shall be issued to such Purchaser as a result of the conversion of the Notes at the Second Closing. The purchase price per Share shall be equal to the Purchase Price.

2.2	Closings.

(a) The closing of the purchase and sale of the Notes (the “Initial Closing”) shall take place remotely via the exchange of documents and signatures, at 10:00 a.m., on the date hereof, or at such other time and place as the Company and the Purchasers holding a majority-in-interest of the principal amount of the Notes to be purchased at the Initial Closing mutually agree, orally or in writing immediately following the satisfaction or waiver of each of the conditions set forth in Section 6 with respect to the Initial Closing (other than those conditions which, by their terms, are to be satisfied or waived at the Initial Closing).

(b) The closing of the purchase and sale of the Shares (the “Second Closing”) shall take place remotely via the exchange of documents and signatures, at such time and place as the Company and the Required Holders agree, orally or in writing immediately following the satisfaction or waiver of each of the conditions set forth in Section 6 with respect to the Second Closing (other than those conditions which, by their terms, are to be satisfied or waived at the Second Closing). Notwithstanding the foregoing, the Second Closing shall occur within three (3) Business Days of the Required Stockholder Vote authorizing the Second Closing and the sale of the Shares by the Company to the Purchasers contemplated by this Agreement.

(c)	Closing Deliveries:

(i) At the Initial Closing (A) the Company shall deliver to each Purchaser a Note representing the principal amount of the Note that such Purchaser is purchasing at the Initial Closing and (B) each Purchaser shall deliver, or cause to be delivered, to the Company an amount equal to the principal amount of the Note being purchased by such Purchaser at the Initial Closing as set forth on Annex A by wire transfer of immediately available funds to an account set forth on Annex A under the heading “Company Wire Instructions”.

(ii) At the Second Closing (A) the Company shall deliver to each Purchaser certificates representing the Shares purchased by such Purchaser and (B) each Purchaser shall deliver, or cause to be delivered, to the Company an amount equal to the Purchase Price by wire transfer of immediately available funds to an account set forth on Annex A under the heading “Company Wire Instructions”. For the avoidance of doubt, the Notes shall be cancelled and converted into shares of Series A Preferred in accordance with their terms at the Second Closing.

3. Representations and Warranties of the Company. Except as set forth in (x) the Company SEC Filings or (y) in the disclosure schedule delivered by the Company to the Purchasers on the date hereof (the “Disclosure Schedule”) (it being agreed that disclosure of any item in any section of the Disclosure Schedule shall also be deemed disclosure with respect to any other Section of this Agreement to which the relevance of such item is reasonably apparent), the Company hereby represents and warrants to the Purchasers that the following representations and warranties are true and complete as of the date of the Closing:

3.1	Organization and Power.

(a) Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization. Each of the Company and its Subsidiaries has the requisite corporate power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets.

(b) Each of the Company and its Subsidiaries is duly qualified to do business and is in good standing as a foreign corporation (or other legal entity) in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The organizational or governing documents of the Company and each of its Subsidiaries are in full force and effect. Neither the Company nor any Subsidiary is in violation of its organizational or governing documents. The Company has delivered or made available to the Purchasers complete and correct copies of the certificates of incorporation and bylaws or other constituent documents, as amended to date and currently in full force and effect, of the Company and its Subsidiaries.

3.2	Capitalization.

(a) As of the date of this Agreement, the authorized shares of capital stock of the Company consist of 100,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”). As of the close of business on the Business Day preceding the date of (x) this Agreement for purposes of the Initial Closing and (y) the Second Closing Date for purposes of the Second Closing (as applicable, the “Capitalization Date”), (i) 34,653,150 shares of Common Stock were issued and outstanding, (ii) 3,897,548 of Common Stock were reserved for issuance under the Company Stock Plans, (iii) zero shares of Preferred Stock were issued and outstanding, and (iv) zero shares of Common Stock or Preferred Stock were held by the Company as treasury shares. All outstanding shares of Common Stock are validly issued, fully paid, nonassessable and free of preemptive or similar rights. Since the Capitalization Date, the Company has not sold or issued or repurchased, redeemed or otherwise acquired any shares of the Company’s capital stock (other than issuances pursuant to the exercise of any Company Option or vesting of any share unit award that had been granted under any Company Stock Plan, or repurchases, redemptions or other acquisitions pursuant to agreements contemplated by a Company Stock Plan). No Subsidiary of the Company owns any Equity Securities of the Company.

(b) As of the Capitalization Date, with respect to the Company Stock Plans, (i) there were 2,773,921 shares of Common Stock underlying outstanding Company Options to acquire shares of Common Stock, such outstanding Company Options having the exercise price per share as of the Capitalization Date as set forth on Schedule 3.2, (ii) there were 805,900 shares of Common Stock issuable upon the vesting of outstanding share award units, and (iii) 317,727 additional shares of Common Stock were reserved for issuance for future grants pursuant to the Company Stock Plans. All shares of Common Stock reserved for issuance as noted in the foregoing sentence, when issued in accordance with the respective terms thereof, are or will be validly issued, fully paid, nonassessable and free of preemptive or similar rights. Each Company Option was granted with an exercise price per share equal to or greater than the per share fair market value (as such term is used in Code Section 409A and the Department of Treasury regulations and other interpretive guidance issued thereunder) of the Common Stock underlying such Company Option on the grant date thereof and was otherwise issued in material compliance with applicable Law.

(c) Schedule 3.2 sets forth a list of all outstanding warrants to purchase any Equity Securities of the Company as of the date of this Agreement, together with the number of shares subject thereto, the exercise price thereof, the dates of any scheduled vesting thereof, in each case as of the date hereof.

(d) Except as set forth in this Section 3.2, as of the date of this Agreement, there are no outstanding Equity Securities of the Company and no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Equity Securities of the Company. There are no outstanding agreements of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Equity Securities of the Company.

(e) Except as set forth in the Transaction Agreements or as set forth in Schedule 3.2, neither the Company nor any of its Subsidiaries is a party to any agreement relating to the voting of, requiring registration of, or granting any preemptive, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Equity Securities of the Company.

(f) Prior to the Second Closing and upon the filing of the Certificate of Designations with the Office of the Secretary of State of the State of Delaware, (i) the Series A Preferred will be duly authorized and (ii) a sufficient number of Conversion Shares will have been duly authorized and validly reserved for issuance upon conversion of the Shares in accordance with the Certificate of Designations. When the Shares are issued and paid for in accordance with the provisions of this Agreement and the Certificate of Designations, all such Shares will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive or similar rights except as set forth in the Transaction Agreements. When Conversion Shares are issued in accordance with the provisions of the Certificate of Designations, all such Conversion Shares will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights except as set forth in the Transaction Agreements.

(g) Neither the Company nor any of its Subsidiaries have any Liabilities in respect of any Indebtedness (as defined in the Certificate of Designations) except for: (a) Liabilities disclosed in the Company Financial Statements; (b) normal and recurring current Liabilities that have been incurred by the Company since the date of the Company’s consolidated balance sheet dated December 31, 2014 in the ordinary course of business and which are not in excess of $100,000 in the aggregate; (c) Liabilities described in Schedule 3.2(g), and (d) Liabilities incurred in connection with the transactions contemplated by this Agreement or the other Transaction Agreements. For each item of Indebtedness described on Schedule 3.2(g), Schedule 3.2(g) sets forth the debtor, the principal amount of the Indebtedness as the date of this Agreement, the creditor, the maturity date, and the collateral, if any, securing the Indebtedness. Except as described in the Company SEC Filings or as set forth on Schedule 3.2(g), neither the Company, nor any of its Subsidiaries has any Liability in respect of a guarantee of any indebtedness or other Liability of any other Person (other than the Company or any of its Subsidiaries).

3.3 Authorization. The Company has all requisite corporate power to enter into each of the Transaction Agreements to which it is a party and to consummate the transactions contemplated by each of the Transaction Agreements to which it is a party and to carry out and perform its obligations thereunder. Prior to the Closing, all corporate action on the part of the Company, its officers and directors necessary for the authorization of the Notes and Series A Preferred, as the case may be, and the authorization, execution, delivery and performance of the Transaction Agreements to which the Company is a party has been taken. Except for the approval of the stockholders of the Company authorizing the issuance of the Shares, the Conversion Shares and the shares of Series A Preferred issuable upon conversion of the Notes pursuant to this Agreement and the consummation of the Second Closing, the execution, delivery and performance of the Transaction Agreements to which the Company is a party by the Company and the issuance of the Common Stock upon conversion of the Shares, in each case in accordance with their terms, and the consummation of the other transactions contemplated herein do not require any approval of the Company’s stockholders. Upon their respective execution by the Company and the other parties thereto and assuming that they constitute legal and binding agreements of each Purchaser party thereto, each of the Transaction Agreements to which the Company is a party will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally, and (b) is subject to general principles of equity (regardless of whether considered in a proceeding in equity or at Law).

3.4 Registration Requirements. Subject to the accuracy of the representations made by the Purchasers in Section 4, the offer, sale and issuance of the Shares and the conversion of the Shares into Common Stock in accordance with the Certificate of Designations (i) has been and will be made in compliance with applicable exemptions from the registration and prospectus delivery requirements of the Securities Act and (ii) will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable Blue Sky laws.

3.5 No Conflict. Except as set forth on Schedule 3.5, the execution, delivery and performance of the Transaction Agreements to which the Company is a party by the Company, the issuance of the Notes, the Shares and the Common Stock upon conversion of the Shares and the consummation of the other transactions contemplated hereby and by the other Transaction Agreements to which the Company is a party will not (i) conflict with or result in any violation of any provision of the Certificate of Incorporation or Bylaws of the Company, or, upon its filing with the Secretary of State of the State of Delaware, the Certificate of Designations, (ii) result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, require consent under, or give rise to a right of termination, cancellation, modification or acceleration of any obligation or to the loss of any benefit under any mortgage, Contract, insurance policy (including any directors and officers insurance policy), purchase or sale order, instrument, permit, concession, franchise, right or license, binding upon the Company or any of its Subsidiaries or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a “Lien”) upon any of the properties, assets or rights of the Company or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or (iii) subject to the matters referred to in Section 3.6, conflict with or violate any applicable material law, statute, code, ordinance, rule, regulation (including rules or regulations applicable to the listing of the Company’s capital stock on any trading exchange), or agency requirement of or undertaking to or agreement with any Governmental Entity, including common law (collectively, “Laws” and each, a “Law”) or any judgment, order, injunction or decree issued by any Governmental Entity.

3.6 Consents. No consent, approval, order, or authorization of, or filing or registration with, or notification to (any of the foregoing being a “Consent”), any Governmental Entity or any trading exchange is required on the part of the Company or its Subsidiaries in connection with (a) the execution, delivery or performance of the Transaction Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby, or (b) the issuance of the Notes, the issuance of the Shares or the issuance of the Common Stock upon conversion of the Shares in accordance with the Certificate of Designations; other than (i) the filing of the Certificate of Designations with the Office of the Secretary of State of the State of Delaware, (ii) the filing of preliminary and definitive proxy statements by the Company with the SEC and the resolution of any SEC correspondence related thereto, (iii) the filing of one or more Forms D with the SEC, (iv) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act, and (v) those to be obtained, in connection with the registration of the Shares under the Amended IRA, under the applicable requirements of the Securities Act and any related filings and approvals under applicable state securities laws.

3.7 Permits. The Company and each of its Subsidiaries possess all material permits, licenses, authorizations, consents, approvals and franchises of Governmental Entities or any trading exchange that are required to conduct its business.

3.8 SEC Reports; Financial Statements.

(a) The Company has filed, since January 1, 2012, all forms, reports and documents with the SEC that have been required to be filed by it under applicable Laws (the “Company SEC Filings”), including the

Annual Report of the Company on Form 10-K for the fiscal year ended December 31, 2014. Each Company SEC Filing complied as of its filing date, as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date such Company SEC Filing was filed (and, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing). As of its filing date (and, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), each Company SEC Filing did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Sections 13(d) and 15(d) of the Exchange Act. No executive officer of the Company has failed to make the certifications required by him or her under Section 302 and 906 of the Sarbanes Oxley Act of 2002 with respect to any Company SEC Filing. There are no transactions that have occurred since January 1, 2012 that are required to be disclosed in the appropriate Company SEC Filings pursuant to Item 404 of Regulation S-K that have not been disclosed in the Company SEC Filings.

(b) The consolidated financial statements (including all related notes and schedules) of the Company and its Subsidiaries included in the Company SEC Filings and the unaudited consolidated financial statements (including all related notes and schedules) of the Company and its Subsidiaries, including balance sheet, statement of operations and statement of cash flows as of March 31, 2015 and for the three-month period ended March 31, 2015, that have not yet been filed with the SEC (collectively, the “Company Financial Statements”) (i) comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto and (ii) fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the dates indicated and the results of their operations and their cash flows for the periods therein specified, all in accordance with United States generally accepted accounting principles applied on a consistent basis (“GAAP”) throughout the periods therein specified (except as otherwise noted therein, and in the case of quarterly financial statements except for the absence of footnote disclosure and subject, in the case of interim periods, to normal year-end adjustments, the effect of which will not, individually or in the aggregate, be materially adverse, and the absence of footnote disclosure that if presented, would not differ materially from those included in the audited Company Financial Statements).

(c) Except as disclosed on the Disclosure Schedule, there are no Liabilities of the Company or any of its Subsidiaries of any kind whatsoever, other than: (i) Liabilities disclosed in the Company Financial Statements; (ii) normal and recurring current Liabilities that have been incurred by the Company since the date of the Company’s consolidated balance sheet dated December 31, 2014 in the ordinary course of business and which are not in excess of $100,000 in the aggregate; or (iii) Liabilities incurred in connection with the transactions contemplated by this Agreement or the other Transaction Agreements.

(d) The Company’s principal executive officer and its principal financial officer have (i) devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and preparation of financial statements in accordance with GAAP, and have evaluated such system at the times required by the Exchange Act and in any event no less frequently than at reasonable intervals and (ii) disclosed to the Company’s management, auditors and the audit committee of the Board (x) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the Company’s or any of its Subsidiaries’ ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls of the Company, and except with respect to matters disclosed in the Company SEC Filings with respect to clause (x), the Company has provided to the Purchasers copies of any written materials relating to the foregoing. The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company and its Subsidiaries required to be included in the Company’s periodic reports under the Exchange Act is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, and such disclosure controls and procedures are sufficient to ensure that the Company’s principal executive officer and its principal financial officer are made aware of such material information required to be included in the Company’s periodic reports required under the Exchange Act. There are no outstanding loans made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company. Neither the Company, nor any Subsidiary of the Company, since the date that the Company acquired (either directly or indirectly) a majority of the outstanding capital stock of such Subsidiary, has made any loans to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any of its Subsidiaries.

3.9 Litigation. Except as set forth on Schedule 3.9, there are no (i) investigations or, to the Knowledge of the Company, proceedings pending or threatened by any Governmental Entity with respect to the Company or any of its Subsidiaries or any of their properties or assets, (ii) Legal Proceedings pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, or any of their respective properties or assets, at Law or in equity that would reasonably be expected to result in Liability to the Company or its Subsidiaries in excess of $50,000 or any other material non-monetary Liability or restrictions, or (iii) orders, judgments or decrees of any Governmental Entity against the Company or any of its Subsidiaries.

3.10 Absence of Certain Changes. Since December 31, 2014, there has not been any Change which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect and except as disclosed in Company SEC Filings or on Schedule 3.10, the business of the Company and its Subsidiaries has been conducted in the ordinary course of business consistent with past practices and there has not been:

(a) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of the Company or any of its Subsidiaries;

(b) any incurrence, assumption or guarantee by the Company or any of its Subsidiaries of any indebtedness for borrowed money in excess of $50,000, individually, or $200,000, in the aggregate, or the repurchase, redemption or repayment of any indebtedness for borrowed money of the Company or any of its Subsidiaries in excess of $50,000, individually, or $200,000, in the aggregate, other than any such incurrence, assumption or guarantee in relation to the Transaction Agreements;

(c) any event of default (or event which with notice, the passage of time or both, would become an event of default) in the payment of any indebtedness for borrowed money in an aggregate principal amount in excess of $50,000 by the Company or any of its Subsidiaries;

(d) any change in any methods of accounting by the Company or any of its Subsidiaries, except as may be appropriate to conform to changes in GAAP;

(e) any material Tax election made by the Company or any of its Subsidiaries or any settlement or compromise of any material Tax Liability by the Company or any of its Subsidiaries, except (i) as required by applicable Law or (ii) with respect to any material Tax election, consistent with elections historically made by the Company;

(f) no change in the financial condition or operating results of the Company or any Subsidiary or in the assets, liabilities, business or prospects of the Company or any Subsidiary;

(g) no loss, destruction or damage to any property of the Company or any Subsidiary, whether or not insured;

(h) no acquisition or disposition of any assets (or any contract or arrangement therefor), including any Company Intellectual Property, nor any other transaction by the Company or any Subsidiary otherwise than for fair value in the ordinary course of business; or

(i) no loss, or any development that is expected to result in a loss, of any significant supplier, customer, distributor or account of the Company or any Subsidiary (other than the completion in the ordinary course of business of specific projects or orders for customers).

3.11 Compliance with Law. The Company and each of its Subsidiaries are in compliance with and are not in default under or in violation of, and have not received any written notices of non-compliance, default or violation with, in each case, in any material respect, with respect to any Laws.

3.12	Intellectual Property.

(a) The Company and its Subsidiaries own, license, sublicense or otherwise possess respects legally enforceable rights to use all Intellectual Property necessary to conduct the business of the Company and its Subsidiaries, as currently conducted, free and clear of all Liens (other than non-exclusive licenses granted in the ordinary course of business or Permitted Liens). All material Intellectual Property developed for the Company or any of its Subsidiaries by any employees, contractors and consultants of the Company or any of its Subsidiaries is exclusively owned by the Company or one of its Subsidiaries, free and clear of all Liens (other than non-exclusive licenses granted in the ordinary course of business or Permitted Liens).

(b) All Registered Intellectual Property owned by the Company or any of its Subsidiaries is subsisting and has not expired or been cancelled or abandoned and, to the Company’s Knowledge, is valid and enforceable. To the Company’s Knowledge, no third party is infringing, violating or misappropriating any of the Company Intellectual Property in any material respect.

(c) The execution and delivery of the Transaction Agreements to which the Company is a party by the Company and the consummation of the transactions contemplated hereby and thereby will not result in, the breach of, or create on behalf of any third party the right to terminate or modify, (i) any license or other agreement relating to any Intellectual Property owned by the Company or any of its Subsidiaries (the “ Company Intellectual Property”), or (ii) any license, sublicense and other agreement as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any third party Intellectual Property, excluding generally commercially available, off-the-shelf software programs licensed for a license fee of less than $25,000 in the aggregate (the “Third Party Intellectual Property”).

(d) Except as set forth in Schedule 3.12(d), the conduct of the business of the Company and its Subsidiaries has not infringed, violated or constituted a misappropriation of any Intellectual Property of any third party and as currently conducted does not infringe, violate or constitute a misappropriation of any Intellectual Property of any third party. Except as set forth in Schedule 3.12(d), neither the Company nor any of its Subsidiaries (i) has received any written claim or notice alleging any such infringement, violation or misappropriation, or (ii) has been or is subject to any settlement, order, decree, injunction, or stipulation imposed by any Governmental Entity that may affect the use, validity or enforceability of Company Intellectual Property.

(e) The Company and its Subsidiaries take all reasonable actions to protect the Company Intellectual Property and to protect and preserve the confidentiality of their trade secrets, including disclosing trade secrets to a third party only where such third party is bound by a confidentiality agreement.

3.13	Employee Benefits.

(a) With respect to any Company Plan, no Legal Proceeding has been threatened, asserted, instituted, or, to the Knowledge of the Company, is anticipated (other than non-material routine claims for benefits, and appeals of such claims), and, to the Knowledge of the Company, no facts or circumstances exist that would give rise to any such Legal Proceeding. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) no Company Plan is or, within the last six (6) years, has been the subject of an examination or audit by a Governmental Entity, is the subject of an application or filing under, or is a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program,

(ii) the Company has satisfied all reporting and disclosure requirements under the Code and ERISA that are applicable to the Company Plans, and (iii) the Company has not terminated any Company Plan or taken any action with respect thereto that would result in a Lien on any of the assets or properties of the Company.

(b) Each Company Plan has been established and administered in accordance with its terms and any applicable collective bargaining agreement, and in compliance with the applicable provisions of ERISA, the Code and all other applicable laws, rules and regulations, and each Company Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service to the effect that such Company Plan is qualified under the Code (or is entitled to rely on a prototype letter with regard to such determination) and nothing has occurred that would reasonably be expected to cause the loss of such qualification. The Company and its Subsidiaries has complied with reporting and disclosure requirements under the Code and ERISA that are applicable to the Company Plans.

(c) Except as set forth in Schedule 3.13(c), neither the Company, any of its Subsidiaries, nor any other entity which, together with the Company or any of its Subsidiaries would be treated as a single employer under Section 4001 of ERISA or Section 414 of the Code (each such entity, an “ERISA Affiliate”) sponsors, maintains, contributes to, or has had in the past six (6) years an obligation at any time to sponsor, maintain or contribute to, or has any Liability in respect of (i) any “defined benefit pension plan” (as defined in Section 3(35) of ERISA), (ii) any “employee benefit plan” (as defined in Section 3(3) of ERISA) subject to Section 412 of the Code or Section 302 of ERISA or Title IV of ERISA, including any “multiemployer plan” (as defined in Section 4001(a)(15) of ERISA) (“Multiemployer Plan”), (iii) any other plan which is subject to Section 4063, 4064 or 4069 of ERISA, or (iv) any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is not intended to be qualified under Section 401(a) of the Code. Except as set forth in Schedule 3.13(c), except as required by Section 4980B of the Code, no Company Plan provides any retiree or post-employment medical, disability or life insurance benefits to any person. The assets of any defined benefit pension plan equal or exceed the projected benefit obligation of such plan, as determined using the actuarial assumptions used for purposes of the Company Financial Statements. Except as set forth in Schedule 3.13(c), (i) none of the Company, any of its Subsidiaries or ERISA Affiliates has incurred any withdrawal liability, within the meaning of Section 4201 of ERISA, or any contingent withdrawal liability under Section 4204 of ERISA, to any Multiemployer Plan, which Liability could become a Liability of the Company, any of its Subsidiaries, or any of its ERISA Affiliates or impose any lien or encumbrance against the assets of the Company, any Subsidiaries or any ERISA Affiliate, and the execution of the Transaction Agreements or the transactions contemplated hereby will not cause or result in any such withdrawal liability (contingent or actual), (ii) all contributions that the Company, its Subsidiaries or any of its ERISA Affiliates are required to have made to any Multiemployer Plan have been made, (iii) no Liability under Title IV of ERISA has been incurred or is expected to be incurred with respect to any Company Plan subject thereto (other than PBGC premiums incurred and paid when due), nor has there been any “reportable event” within the meaning of Section 4043(c) of ERISA with respect to any such Company Plan, and (iv) no non-exempt “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) has occurred with respect to any Company Plan that has subjected or could reasonably be expected to subject the Company, its Subsidiaries or any ERISA Affiliate, to a Tax or penalty pursuant to Section 502 of ERISA or Section 4975 of the Code or any other Liability or penalty with respect thereto.

(d) Each “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1) and applicable regulations) with respect to any service provider to the Company or its Subsidiaries (i) complies and has been operated in compliance with the requirements of Code Section 409A and regulations promulgated thereunder, or (ii) is exempt from compliance under the “grandfather” provisions of IRS Notice 2005-1 and applicable regulations and has not been “materially modified” (within the meaning of IRS Notice 2005-1 and Treasury Regulations §1.409A-6(a)(4)) subsequent to October 3, 2004.

(e) All required contributions to, and premium payments on account of, each Company Plan have been made on a timely basis. Each Company Plan may be amended or terminated without penalty other than the funding or payment of benefits, fees or charges accrued or incurred through the date of termination.

(f) Except as set forth on Schedule 3.13(f), neither the execution of the Transaction Agreements nor the consummation of the transactions contemplated hereby and thereby will (i) accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any Company employee, or (ii) give rise to any other Liability or funding obligation under any Company Plan or otherwise, including Liability for severance pay, unemployment compensation or termination pay.

(g) Except as set forth on Schedule 3.13(g), no Benefit Plan of the Company is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside the United States (any such Benefit Plan the “Foreign Benefit Plans”). Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all Foreign Benefit Plans that are required to be funded are fully funded, and with respect to all other Foreign Benefit Plans, adequate reserves therefor have been established on the accounting statements of the Company or its applicable Subsidiary.

3.14	Labor Relations.

(a) No Company employee is represented by a labor union or works council and, to the Knowledge of the Company, no organizing efforts have been conducted within the last three years or are now being conducted, (ii) neither the Company nor any of its Subsidiaries is a party to any material collective bargaining agreement or other labor contract or collective agreement, and (iii) neither the Company nor any of its Subsidiaries currently has, or, to the Knowledge of the Company, is there now threatened, a strike, picket, work stoppage, work slowdown or other material labor dispute.

(b) (i) Each of the Company and its Subsidiaries has complied in all material respects with all applicable laws relating to the employment of labor, including all applicable laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity and the collection and payment of withholding and/or social security taxes and (ii) neither the Company nor any of its Subsidiaries has incurred any Liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local Law within the last two years which remains unsatisfied.

3.15	Taxes.

(a) The Company and each of its Subsidiaries have filed all federal income Tax Returns and all other material Tax Returns required to have been filed as of the date hereof (taking into account any extensions that have been duly obtained) and such Tax Returns are correct and complete in all respects and have paid all Taxes required to have been timely paid by them in full through the date hereof, regardless of whether or not shown on any such Tax Return, except to the extent such Taxes are both (i) being challenged in good faith and (ii) adequately provided for on the financial statements of the Company and its Subsidiaries in accordance with GAAP.

(b) Neither the Company nor any of its Subsidiaries has any current Liability, and to the Knowledge of the Company, there are no events or circumstances which would result in any Liability, for Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(c) None of the Company or any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing or Tax indemnity agreement or similar Contract or arrangement other than any such agreement or similar Contract or arrangement to which the Company and any of its Subsidiaries are the exclusive parties.

(d) All Taxes required to be withheld, collected or deposited by or with respect to Company and each of its Subsidiaries have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority.

(e) No deficiencies for any Taxes have been proposed or assessed in writing against or with respect to the Company or any of its Subsidiaries, and there is no outstanding audit, assessment, dispute or claim concerning any Tax Liability of the Company or any of its Subsidiaries pending or raised by an authority in writing. No written claim has been made by any Governmental Entity in a jurisdiction where neither the Company nor any of its Subsidiaries files Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. Neither the Company nor any of its Subsidiaries has granted any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment of, any material Tax.

(f) There are no material Liens with respect to Taxes upon any of the assets or properties of either the Company or any of its Subsidiaries, other than with respect to Taxes not yet delinquent.

(g) No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to the Company or any of its Subsidiaries.

(h) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(i) The representations and warranties expressly set forth in this Section 3.15 shall be the only representations and warranties, express or implied, written or oral, with respect to the subject matter contained in this Section 3.15.

3.16 Registration. Shares of the Common Stock are registered pursuant to Section 12(b) of the Exchange Act and there is no action pending by the Company or any other Person to terminate the registration of the Common Stock under the Exchange Act, nor has the Company received any notification that the SEC is currently contemplating terminating such registration.

3.17 Investment Company Act. The Company is not, nor immediately after the Company’s receipt of the aggregate proceeds from the sale of the Notes or the aggregate Purchase Price from the Purchasers, as the case may be, will the Company be, an “investment company” within the meaning of, and required to be registered under, the Investment Company Act of 1940, as amended.

3.18 Brokers. The Company has not retained, utilized or been represented by any broker or finder who is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement.

3.19	Subsidiaries.

(a) As of the date hereof, the Company has no Subsidiaries other than as listed in Schedule 3.19.

(b) Except as set forth on Schedule 3.19, all of the outstanding shares of capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) have been duly authorized, validly issued and are fully paid and nonassessable and (ii) are owned, directly or indirectly, by the Company, free and clear of all Liens (other than restrictions under applicable securities Laws and Liens securing the indebtedness under the Security Agreement).

3.20 Environmental Matters. No hazardous waste, substances or materials, or oil or petroleum products have been generated, transported, used, disposed, stored or treated by the Company or any Subsidiary, except in material compliance with applicable Environmental Laws. No hazardous wastes, substances or materials, or oil or petroleum products have been released, discharged, disposed, or otherwise caused to enter the soil or water in, under or upon any real property owned, leased or operated by the Company or any Subsidiary, except in material compliance with applicable Environmental Laws. The Company and each Subsidiary is in compliance in all material respects with all applicable environmental, health and safety laws and regulations, except where such violation has not or will not have a Material Adverse Effect on the Company or any Subsidiary.

3.21	Assets.

(a) The Company and its Subsidiaries have good and marketable title to all of its or their real or personal properties (whether tangible or intangible), rights and assets, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, in each case, free and clear of all Liens (other than Permitted Liens or as disclosed in the Company SEC Filings or on Schedule 3.21). The properties and assets owned and leased by the Company and its Subsidiaries are sufficient to carry on their businesses as they are now being conducted in all material respects.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company or a Subsidiary of the Company has good and valid leasehold interests in all of its leased properties, whether as lessee or sublessee (the “Leased Real Property”), in each case, sufficient to conduct its respective businesses as currently conducted, free and clear of all Liens (other than Permitted Liens), assuming the timely discharge of all obligations owing under or related to Leased Real Property. Except as set forth on Schedule 3.21(b), neither the Company nor any of its Subsidiaries owns or has ever owned any real property.

3.22 Insurance. The Company and its Subsidiaries have and maintain in effect policies of insurance covering the Company, its Subsidiaries or any of their respective employees, properties or assets, including policies of life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that is in a form and amount that is customarily carried by persons conducting business similar to that of the Company and its Subsidiaries and which the Company reasonably believes are adequate for the operation of its business. All such insurance policies are in full force and effect, no written notice of cancellation has been received by the Company as of the date hereof and, to the Knowledge of the Company, no such notice is imminent, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder, except for such defaults that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no material claim pending under any of such policies as to which coverage has been denied or disputed by the underwriters of such policies and there has been no threatened termination of any such policies.

3.23	Material Contracts.

(a) Except as filed as an exhibit to the Company SEC Filings or as set forth on Schedule 3.23, there are none of the following (each a “Material Contract”):

(i) Contracts restricting the payment of dividends upon, or the redemption, repurchase or conversion of, the Preferred Stock or the Common Stock issuable upon conversion thereof;

(ii) joint venture, partnership, limited liability or other similar Contract or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company and its Subsidiaries, taken as a whole;

(iii) any Contract relating to the acquisition or disposition of any business, stock or assets that (x) is material to the business of the Company and its Subsidiaries, taken as a whole, other than in the ordinary course of business consistent with past practice, or (y) has representations, covenants, escrows, indemnities, purchase price payments, “earn-outs”, adjustments or other obligations that are still in effect;

(iv) Contracts containing any covenant (x) limiting the right of the Company or any of its Subsidiaries to engage in any line of business or in any geographic area, or (y) prohibiting the Company or any of its Subsidiaries from engaging in business with any Person or levying a fine, charge or other payment for doing so;

(v) “material contracts” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC, excluding any exhibits, schedules and annexes to such material contracts that are not required to be filed with the SEC, and those agreements and arrangements described in Item 601(b)(10)(iii)) with respect to the Company and its Subsidiaries required to be filed with the SEC;

(vi) Contracts relating to indebtedness for borrowed money of the Company or any of its Subsidiaries in an amount exceeding $50,000;

(vii) Contracts (other than the Transaction Agreements) that would be or purport to be binding on the Purchasers or any of their Affiliates after the Closing;

(viii) Contracts with any Governmental Entity that imposes any material obligation or restriction on the Company or any of its Subsidiaries, taken as a whole; and

(ix) any material Contract with any current or former director, officer or employee.

(b) Each Material Contract is valid and binding on the Company (and/or each such Subsidiary of the Company party thereto) and, to the Knowledge of the Company, on each other party thereto, and is in full force and effect, and neither the Company nor any of its Subsidiaries that is a party thereto, nor, to the Knowledge of the Company, any other party thereto, is in breach of, or default under, any such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder or would result in the termination thereof or would cause or permit the acceleration or other change of any right or obligation of the loss of any benefit thereunder by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto.

3.24 Right of First Refusal; Stockholders Agreement; Voting and Registration Rights; and Related Party Transactions. Except as set forth on Schedule 3.24 or as provided for in this Agreement or the other Transaction Agreements, no party has any right of first refusal, right of first offer, right of co-sale, preemptive right, anti-dilution right or other similar right regarding Equity Securities of the Company. Except as set forth on Schedule 3.24, there are no provisions of the Company’s organizational documents and no Material Contracts other than the Certificate of Designations, this Agreement or the other Transaction Agreements, which (a) may affect or restrict the voting rights of the Purchasers with respect to the Shares in their capacity as stockholders of the Company, (b) restrict the ability of the Purchasers, or any successor thereto or assignee or transferee thereof, to transfer the Shares, (c) would adversely affect the Company’s or the Purchasers’ right or ability to consummate the transactions contemplated by this Agreement or comply with the terms of the other Transaction Agreements or the Certificates of Designation and the transactions contemplated hereby or thereby, (d) require the vote of more than a majority of the Company’s issued and outstanding shares of Common Stock or require a separate class vote, voting together as a single class, to take or prevent any corporate action (other than those matters expressly requiring a different vote under the provisions of the DGCL) or (e) entitle any party to nominate or elect any director of the Company or require any of the Company’s stockholders to vote for any such nominee or other person as a director of the Company. Except for the matters disclosed on Schedule 3.24 or as described in the Company SEC Filings, no Affiliate of the Company or any of its Subsidiaries and no officer or director (or equivalent) of the Company or any of its Subsidiaries (or, to the Company’s Knowledge, any family member of any such Person who is an individual or any entity in which any such Person or any such family member thereof owns a material interest): (a) has any material interest in any material asset owned or leased by the Company or any of its Subsidiaries or used in connection with the business of the Company or (b) has engaged in or is a party to any material transaction, arrangement or understanding with the Company or any of its Subsidiaries (other than payments made to, and other compensation provided to, officers and directors (or equivalent) in the ordinary course of business).

3.25 FDA. Each of the Company and the Subsidiary possesses all permits, licenses, registrations, certificates, authorizations, orders and approvals from the appropriate federal, state or foreign regulatory authorities necessary to conduct its business, including all such permits, licenses, registrations, certificates, authorizations, orders and approvals required by the FDA or any other federal, state or foreign agencies or bodies engaged in the regulation of pharmaceuticals or biohazardous materials. Neither the Company nor the Subsidiary has received any notice of proceedings relating to the suspension, modification, revocation or cancellation of any such permit, license, registration, certificate, authorization, order or approval.

3.26 Data Privacy. The Company has complied in all material respects with all applicable laws, rules and regulations relating to the privacy and personal information of its employees and independent contractors, prospective employees and independent contractors, customers, prospective customers, and other individuals about whom the Company has handled personal information (including without limitation laws, rules and regulations pertaining to data security, data protection, direct marketing, consumer protection and workplace privacy), as well as all applicable laws, rules and regulations, and contractual commitments, relating to the protection of data provided to the Company by the Company’s customers, including hosted data, and has treated all such information described in this section in accordance with industry standard data security measures to protect such information from unauthorized access by the Company’s own personnel and by third parties, as well as in compliance with the Company’s own privacy policies and statements that have been published or made available to the data subjects who are protected by such policies or statements; the Company has contractually required its contractors who have had access to such information to have requirements substantially similar to those set forth in this section; the Company has not suffered a breach of personal information that was required to be reported to a data subject or a data owner or licensee pursuant to applicable state or federal law, rule, regulation or guideline.

3.27 No Other Representations and Warranties. Except for the representations and warranties contained in Section 3 (including, or as qualified by, the Disclosure Schedule), the Company makes no other representation or warranty, express or implied, written or oral, and hereby, to the maximum extent permitted by applicable Law, disclaims any such representation or warranty, whether by the Company or any other Person, with respect to the Company or with respect to any other information (including, without limitation, pro-forma financial information, financial projections or other forward-looking statements) provided to or made available to any Purchaser in connection with the transactions contemplated hereby. Neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to any Purchaser or any other Person resulting from any other express or implied representation or warranty with respect to the Company, unless any such information is expressly included in a representation or warranty contained in Section 3 or in an applicable section of the Disclosure Schedule.

4. Representations and Warranties of the Purchasers. As of the date hereof and as of the date of each Closing, each Purchaser represents and warrants, severally and not jointly, to the Company as follows:

4.1 Organization. Such Purchaser is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization.

4.2 Authorization. Such Purchaser has all requisite corporate or other power to enter into this Agreement and the other Transaction Agreements to which such Purchaser is a party and to consummate the transactions contemplated by the Transaction Agreements to which such Purchaser is a party and to carry out and perform its obligations thereunder. All corporate or other action on the part of such Purchaser or the holders of the capital stock or other equity interests of such Purchaser necessary for the authorization, execution, delivery and performance of the Transaction Agreements to which such Purchaser is a party has been taken. Upon their respective execution by such Purchaser and the other parties thereto and assuming that they constitute legal and binding agreements of the Company, each of the Transaction Agreements to which such Purchaser is a party will constitute a legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally, and (b) is subject to general principles of equity (regardless of whether considered in a proceeding in equity or at Law).

4.3 No Conflict. The execution, delivery and performance of the Transaction Agreements to which such Purchaser is a party by such Purchaser, the issuance of the Notes and the Shares and the Common Stock upon conversion of the Shares in accordance with the Certificate of Designations and the consummation of the other transactions contemplated hereby or by the other Transaction Agreements will not (i) conflict with or result in any violation of any provision of the Certificate of Incorporation or Bylaws or other equivalent organizational document, in each case as amended, of such Purchaser, (ii) result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, require consent under, any Contract binding upon such Purchaser or (iii) subject to the matters referred to in Section 4.4, conflict with or violate any applicable Laws or any judgment, order, injunction or decree issued by any Governmental Entity, except in the case of each of clauses (i), (ii) and (iii) as would not, individually or in the aggregate, be reasonably expected to materially delay or hinder the ability of such Purchaser to perform its obligations under any of the Transaction Agreements (with respect to each Purchaser, a “Purchaser Adverse Effect”).

4.4 Consents. No Consent of any Governmental Entity is required on the part of such Purchaser in connection with (a) the execution, delivery or performance of the Transaction Agreements to which such Purchaser is a party and the consummation of the transactions contemplated hereby and thereby, and (b) the issuance of the Notes, the issuance of the Shares or the issuance of the Common Stock upon conversion of the Shares in accordance with the Certificate of Designations, other than (i) those to be obtained, in connection with the registration of the Shares under the Amended IRA, under the applicable requirements of the Securities Act and any related filings and approvals under applicable state securities Laws, (ii) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act, and (iii) such Consents the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Purchaser Adverse Effect.

4.5 Brokers. Such Purchaser has not retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement whose fees or commissions the Company or its Subsidiaries would be required to pay.

4.6 Purchase Entirely for Own Account. Such Purchaser is acquiring the Notes and the Shares for its own account solely for the purpose of investment, not as nominee or agent, and not with a view to, or for sale in connection with, any distribution of the Notes, the Shares or the Conversion Shares in violation of the Securities Act, and such Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same, in violation of the Securities Act. Such Purchaser has no present agreement, undertaking, arrangement, obligation or commitment providing for the disposition of the Notes, the Shares or the Conversion Shares.

4.7 Investor Status. Such Purchaser certifies and represents to the Company that such Purchaser is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act. Such Purchaser’s financial condition is such that it is able to bear the risk of holding the Notes and the Shares for an indefinite period of time and the risk of loss of its entire investment. Such Purchaser has been afforded the opportunity to receive information from, and to ask questions of and receive answers from the management of, the Company concerning this investment so as to allow it to make an informed investment decision prior to its investment and has sufficient knowledge and experience in investing in companies similar to the Company so as to be able to evaluate the risks and merits of its investment in the Company.

4.8	Securities Not Registered.

(a) Such Purchaser understands that the Notes, the Shares and the Conversion Shares have not been approved or disapproved by the SEC or by any state securities commission nor have the Notes, the Shares or the Conversion Shares been registered under the Securities Act, by reason of their issuance by the Company in a transaction exempt from the registration requirements of the Securities Act, and that the Notes, the Shares and the Conversion Shares must continue to be held by such Purchaser unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration. Such Purchaser understands that the exemptions from registration afforded by Rule 144 under the Securities Act (“Rule 144”) (the provisions of which are known to it) depend on the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts.

(b) The Notes, the Shares and the Conversion Shares shall be subject to the restrictions contained herein.

(c) It is understood that the Notes, the Shares and the Conversion Shares, and any securities issued in respect thereof or in exchange therefor, may bear one or all of the legends set forth in Section 9.

5. Covenants.

5.1 Required Consents. So long as any Note is outstanding, the Company hereby covenants and agrees with each Purchaser that it shall not, whether by amendment, merger, consolidation or otherwise, without the written consent or affirmative vote of the Required Holders:

(a) liquidate, dissolve or wind-up the business and affairs of the Company, or effect any merger or consolidation or any other Liquidation Event (as defined in the Certificate of Designations);

(b) other than file the Certificate of Designations with the Office of the Secretary of State of the State of Delaware, amend, alter or repeal any provision of the Certificate of Incorporation, including the Certificate of Designations, or Bylaws of the Company;

(c) upon (i) payment in full of the Obligations (as defined in that certain Loan and Security Agreement, dated as of February 10, 2012, by and among Company, General Electric Capital Corporation, in its capacity as agent thereunder, and certain financial institutions from time to time party thereto (as the same may from time to time be amended, modified, supplemented or restated)), other than inchoate indemnity obligations or obligations that specifically survive termination pursuant to the terms therein, and (ii) termination of the Subordination Agreement (as defined below) pursuant to its terms, sell, assign, license, pledge or encumber technology or intellectual property or other assets of the Company or any Subsidiary;

(d) create, or hold capital stock in, any subsidiary that is not a Wholly Owned Subsidiary, or sell, transfer or otherwise dispose of any capital stock of any Subsidiary of the Company, or permit any Subsidiary to sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or series of related transactions) of all or substantially all of the assets of such Subsidiary;

(e) cease to maintain a directors and officers liability insurance policy in an amount of at least $15 million from financially sound and reputable insurers;

(f) increase or decrease the size of the Board;

(g) make, or permit any Subsidiary to make, any loan or advance to, or own any stock or other securities of, any Subsidiary or other corporation, partnership or other entity unless it is a Wholly Owned Subsidiary;

(h) incur any indebtedness in excess of an aggregate of $50,000;

(i) guarantee, directly or indirectly, or permit any Subsidiary to guarantee, directly or indirectly, any indebtedness;

(j) institute or settle any Legal Proceeding;

(k) enter into, amend, terminate, take or omit to take any action that would constitute a violation or default under, or waive any rights under, any contract or agreement relating to Company Intellectual Property or of a nature that would be required to be filed as an exhibit to a report filed with the SEC;

(l) enter into any corporate strategic relationship; or

(m) agree to do, directly or indirectly, any of the foregoing actions set forth in clauses (a) through (l) above.

5.2 Second Closing. The Company covenants and agrees to use its best efforts to secure, as soon as reasonably practicable, the Required Stockholder Vote for the Second Closing and the issuance of the Shares to the Purchasers as contemplated by this Agreement and to timely satisfy each of the conditions to be satisfied by it at the Second Closing as provided in Section 6.3 of this Agreement, unless and until the Company effects a Change of Company Board Recommendation prior to the Required Stockholder Vote.

5.3 Shares Issuable Upon Conversion. The Company will at all times have reserved and available for issuance such number of shares of Common Stock as shall be from time to time sufficient to permit the conversion in full of the outstanding Shares into Common Stock, including as may be adjusted for share splits, combinations or other similar transactions as of the date of determination.

5.4	Commercially Reasonable Efforts; Further Assurances.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the Purchasers and the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties or parties hereto in doing, all things reasonably necessary, proper or advisable under applicable Law to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the other Transaction Agreements, including using commercially reasonable efforts (except when best efforts is otherwise required under this Agreement) to: (i) cause the conditions to the applicable Closing set forth in Section 6 to be satisfied; (ii) obtain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and make all necessary registrations, declarations and filings with Governmental Entities; and (iii) execute or deliver any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and the other Transaction Agreements.

(b) Each party agrees to cooperate with each other and their respective officers, employees, attorneys, accountants and other agents, and, generally, do such other reasonable acts and things in good faith as may be reasonably necessary to effectuate the transactions contemplated by this Agreement and the other Transaction Agreements, subject to the terms and conditions hereof and thereof and compliance with applicable Law, including taking reasonable action to facilitate the filing of any document or the taking of reasonable action to assist the other parties hereto in complying with the terms hereof and thereof.

5.5 Form 8-K. The Company shall, promptly following the date hereof (but in any event within the time period required by the rules and regulations of the SEC), file a Current Report on Form 8-K, disclosing the material terms of the transactions contemplated hereby and filing the Transaction Agreements as exhibits thereto, provided that the Company shall afford the Purchasers with reasonable opportunity to review and comment on such Current Report on Form 8-K prior to the filing thereof.

5.6 Tax Characterization. Unless otherwise required by a “determination”, as defined in Section 1313(a) of the Code, the parties agree to treat the Series A Preferred as stock other than preferred stock for U.S. federal, and to the extent applicable, state and local income tax purposes.

5.7 No Conflicts Agreements. Subject to the Company’s ability to (i) consummate any other financing at any time in its sole discretion; (ii) effect a Change of Company Board Recommendation; and/or (iii) terminate this Agreement in accordance with Section 11.1, the Company will not take any other action, enter into any agreement or make any commitment that would conflict or interfere in any material respect with the Company’s obligations to the Purchasers under the Transaction Agreements.

5.8 Listing of Underlying Shares. Promptly following the Second Closing, the Company shall take all necessary action to cause the Conversion Shares to be approved for listing on NASDAQ as promptly as practicable. Further, if the Company applies to have its Common Stock or other securities traded on any other principal stock Exchange, it shall include in such application the Conversion Shares and will take such other action as is necessary to cause such Common Stock to be so listed. The Company will use commercially reasonable efforts to continue the listing and trading of its Common Stock on NASDAQ and, in accordance, therewith, will use commercially reasonable efforts to comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of such Exchange.

5.9	Confidential Information.

(a) Each Purchaser recognizes that Confidential Information may have been and may be disclosed to such Purchaser by the Company or any of its Subsidiaries. Each Purchaser shall not engage in the unauthorized use, and shall cause its Affiliates not to engage in the unauthorized use, or make any unauthorized disclosure to any third party, of any Confidential Information without the prior written consent of the Company and shall use due care to ensure that such Confidential Information is kept confidential, including by treating such information as such party would treat its own Confidential Information but no less than commercially reasonable efforts. Notwithstanding the foregoing, the Purchasers shall have the right to share any Confidential Information with any of their Representatives, each of whom shall be required to agree to keep confidential such Confidential Information to the extent required of the Purchaser under this Section 5.9. Any breach or violation of such agreement by any Purchaser’s Representative shall be deemed a breach or violation of this Section 5.9 by such Purchaser.

(b) If any Purchaser is requested to disclose any Confidential Information by any Governmental Entity or for any regulatory reason, such Purchaser will promptly notify the Company, as is reasonably practicable and legally permissible under the circumstances, to permit it to seek a protective order or take other action that the Board in its discretion deems appropriate, and such Purchaser will cooperate in any such efforts to obtain a protective order or other reasonable assurance that confidential treatment will be accorded such Confidential Information, at the Company’s sole cost and expense. If, in the absence of a protective order, such Purchaser is compelled to disclose any such information in any proceeding or pursuant to legal process, such Purchaser may disclose to the party compelling disclosure only the part of such Confidential Information as is required to be disclosed (in which case, prior to such disclosure, such Purchaser will advise and, if requested by the Board, consult with the Company and its counsel as to such disclosure and the nature and wording of such disclosure) and such Purchaser will use its commercially reasonable efforts to obtain confidential treatment therefor.

5.10 Participation Right. Subject to applicable securities laws, if the Company proposes to offer or sell its Equity Securities to investors in a single or a series of related capital raising transactions on or before the Second Closing, whether or not in connection with a Change of Company Board Recommendation (an “Alternative Financing”), the Company shall offer to the Purchasers the right to participate in such Alternative Financing by offering the Purchasers the right to purchase an aggregate amount up to $2.5 million of the Equity Securities offered in such Alternative Financing on the same terms and conditions as the other investors participating in such Alternative Financing (the “Participation Right”). Each Purchaser shall be entitled to apportion the Participation Right in such proportions as it deems appropriate among itself and its Affiliates. The Company shall provide reasonable prior written notice to the Purchasers of the closing of any Alternative Financing.

6. Conditions Precedent.

6.1 Conditions to the Obligation of the Purchasers to Consummate the Initial Closing. The obligations of the Purchasers to consummate the transactions to be consummated at the Initial Closing, and to purchase and pay for the Notes pursuant to this Agreement, are subject to the satisfaction of the following conditions precedent:

(a) The representations and warranties of the Company contained in Section 3 shall be true and correct in all respects as of the Initial Closing.

(b) The Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Company on or before the Initial Closing.

(c) The President of the Company shall deliver to the Purchasers at the Initial Closing a certificate certifying that the conditions specified in Sections 6.1(a) and (b) have been fulfilled.

(d) All authorizations, approvals or permits, if any, of any Governmental Entity that are required in connection with the lawful issuance and sale of the Notes pursuant to this Agreement shall be obtained and effective as of the Initial Closing.

(e) The Company shall have executed and delivered to the Purchasers the Security Agreement.

(f) The holder of the promissory note originally issued by the Company to General Electric Capital Corporation in principal sum of $10,000,000 on February 10, 2012 shall have consented to the issuance of the Notes hereunder and the transactions contemplated by the Initial Closing.

(g) The Purchasers, the Company and General Electric Capital Corporation shall have entered into a Subordination Agreement in form and substance reasonably satisfactory to the Purchasers (the “Subordination Agreement”).

(h) All corporate and other proceedings in connection with the transactions contemplated at the Initial Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to each Purchaser, and each Purchaser (or its counsel) shall have received all such counterpart original and certified or other copies of such documents as reasonably requested. Such documents may include good standing certificates.

6.2 Conditions to the Obligation of the Purchasers to Consummate the Second Closing. The obligations of the Purchasers to consummate the transactions to be consummated at the Second Closing, and to purchase and pay for the Shares pursuant to this Agreement, are subject to the satisfaction of the following conditions precedent:

(a) The representations and warranties of the Company contained in Section 3 shall be true and correct in all respects as of the Initial Closing and the Second Closing.

(b) The Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Company on or before the Second Closing.

(c) The President of the Company shall deliver to the Purchasers at the Second Closing a certificate certifying that the conditions specified in Sections 6.1(a) and (b) have been fulfilled.

(d) All authorizations, approvals or permits, if any, of any Governmental Entity that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be obtained and effective as of Second Closing.

(e) The Purchasers shall have received from Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., counsel for the Company, an opinion, dated as of the Second Closing, in form and substance reasonably satisfactory to the Purchasers.

(f) The Company shall have filed the Certificate of Designations with the Office of the Secretary of State of the State of Delaware.

(g) The Company shall have executed and delivered to the Purchasers the Amended IRA.

(h) The Company shall have executed and delivered to the Purchasers an amendment to the Abbott Agreement, the terms of which were approved by the Board.

(i) The Company shall have executed and delivered to the Purchasers the Indemnification Agreement for the Preferred Elected Director, unless the Purchasers shall not have notified the Company of the Purchasers’ nominee as the Preferred Elected Director.

(j) The Company shall have received the approval and authorization of the Board and the Required Stockholder Vote to consummate the Second Closing and to issue the Shares to the Purchasers as contemplated by this Agreement.

(k) The Secretary of the Company shall have delivered to the Purchasers at the Second Closing a certificate certifying resolutions of the Board approving the Transaction Agreements and the transactions contemplated under the Transaction Agreements, and resolutions of the stockholders of the Company approving the Second Closing.

(l) All corporate and other proceedings in connection with the transactions contemplated at the Second Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to each Purchaser, and each Purchaser (or its counsel) shall have received all such counterpart original and certified or other copies of such documents as reasonably requested. Such documents may include good standing certificates.

6.3 Conditions to the Obligation of the Company to Consummate the Initial Closing. The obligation of the Company to consummate the transactions to be consummated at the Initial Closing, and to issue and sell to the Purchasers the Notes pursuant to this Agreement, is subject to the satisfaction of the following conditions precedent:

(a) The representations and warranties of each Purchaser contained in Section 4 shall be true and correct in all respects as of the Initial Closing.

(b) The Purchasers shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by them on or before Initial Closing.

(c) All authorizations, approvals or permits, if any, of any Governmental Entity that are required in connection with the lawful issuance and sale of the Notes pursuant to this Agreement shall be obtained and effective as of the Initial Closing.

(d) Each Purchaser shall have executed and delivered the Security Agreement.

6.4 Conditions to the Obligation of the Company to Consummate the Second Closing. The obligation of the Company to consummate the transactions to be consummated at the Second Closing, and to issue and sell to the Purchasers the Shares pursuant to this Agreement, is subject to the satisfaction of the following conditions precedent:

(a) The representations and warranties of each Purchaser contained in Section 4 shall be true and correct in all respects as of the Second Closing.

(b) The Purchasers shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by them on or before the Second Closing.

(c) All authorizations, approvals or permits, if any, of any Governmental Entity that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be obtained and effective as of the Second Closing.

(d) Each Purchaser shall have executed and delivered the Amended IRA.

(e) The Company shall have received the Required Stockholder Vote to consummate the Second Closing and to issue the Shares to the Purchasers as contemplated by this Agreement.

7. Governance; Director Matters; Additional Covenants.

7.1	Preferred Elected Director.

(a) Following the Second Closing and in accordance with Section 7 of the Certificate of Designations, the Purchasers shall be entitled to nominate one (1) director to the Board (the “Preferred Elected Director”). Subject to applicable law, including the rules and regulations of the SEC and any Exchange on which the Common Stock is then listed, the Preferred Elected Director shall be entitled to be a member of each committee of the Board, including the compensation committee, the audit committee and the nominating and corporate governance committee of the Board. The Company agrees that it shall use its commercially reasonable efforts to cause, subject to the terms and provisions of Section 7 of the Certificate of Designations, the Preferred Elected Director to be elected to the Board as soon as reasonably practicable after the Purchasers notify the Company of its nominee. The Company shall use its commercially reasonable efforts to nominate for re-election the Preferred Elected Director at any annual or special meeting at which the class of directors of the Company which includes the Preferred Elected Director is re-elected (unless the Purchasers advise the Company that they wish to nominate a different candidate as the Preferred Elected Director, in which case the Company shall use its commercially reasonable efforts to nominate such new Preferred Elected Director nominee for election to the Board in accordance with the foregoing procedures); and in each case take all such actions as may be reasonably necessary or appropriate in connection therewith. Notwithstanding the foregoing, if at any time at which the holders of Conversion Shares are entitled to nominate the Preferred Elected Director there is a vacancy in the office of the Preferred Elected Director, then, subject to applicable Law, the Company shall, upon request of the Purchasers, use commercially reasonable efforts to cause a successor Preferred Elected Director to be appointed to the Board as soon as reasonably practicable.

(b) If at any time when the Preferred Elected Director is required to resign as a member or observer of the Board pursuant to the terms of the Certificate of Designations, if so requested by the Company, the Purchasers shall promptly cause to resign, and take all other action reasonably necessary, or reasonably requested by the Company, to cause the prompt removal of, the Preferred Elected Director.

7.2	D&O Insurance; Indemnification Agreements.

(a) The Preferred Elected Director shall be entitled to benefits under any director and officer insurance policy maintained by the Company to the same extent as any other director of the Board.

(b) The Company agrees that in respect of each Preferred Elected Director that is a director, the Company shall duly authorize and enter into an indemnification agreement (an “Indemnification Agreement”) with such Preferred Elected Director in form and substance acceptable to such Preferred Elected Director.

7.3 Material Non-Public Information. At any time when no Preferred Elected Director is serving on the Board, if any Purchaser has notified the Company in writing that it does not want to receive any material non-public information regarding the Company and its Subsidiaries, the Company shall thereafter not disclose material non-public information to such Purchaser, or to advisors to or representatives of such Purchaser (in their capacity as such) until such time as such Purchaser may again request in writing to receive such information.

8. Transfer Restrictions. Each Purchaser understands and agrees that the Shares and any Conversion Shares may be offered, resold, pledged or otherwise transferred only (a) in a transaction not involving a public offering, (b) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available), (c) pursuant to an effective registration statement under the Securities Act, (d) to the Company or one of its Subsidiaries, (e) to any Affiliate of such Purchaser or (f) to any other holder of shares of Series A Preferred and to any Affiliates thereof; in each of cases (a) through (e) in accordance with any applicable state and federal securities laws.

9. Legends; Securities Act Compliance.

9.1 Legend. It is understood that the Note and each certificate representing the Shares and each certificate representing Conversion Shares will bear a legend conspicuously thereon to the following effect:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS THE SAME ARE REGISTERED AND QUALIFIED IN ACCORDANCE WITH THE SAID ACT AND ANY OTHER APPLICABLE STATE SECURITIES LAWS OR SUCH OFFER, SALE, TRANSFER OR OTHER DISPOSITION IS EXEMPT FROM REGISTRATION UNDER SUCH ACT AND ANY OTHER APPLICABLE STATE SECURITIES LAWS.”

9.2 Termination of 1933 Act Legend. The requirement imposed by Section 9.1 hereof shall cease and terminate as to any particular Shares (a) when, in the opinion of counsel reasonably acceptable to the Company, such legend is no longer required in order to assure compliance by the Company with the Securities Act or (b) when such Shares have been effectively registered under the Securities Act or transferred pursuant to Rule 144. Wherever (x) such requirement shall cease and terminate as to any Shares or (y) such Shares shall be transferable under paragraph (b)(1) of Rule 144, the holder thereof shall be entitled to receive from the Company, without expense, new certificates not bearing the legend set forth in Section 9.1 hereof.

10. Indemnification; Survival.

10.1 Company Indemnification. The Company shall defend, indemnify, exonerate and hold free and harmless each Purchaser and its Affiliates and their respective directors, officers, employees, agents and representatives from and against any and all Losses incurred by such Indemnified Parties that arise out of, or result from: (i) any inaccuracy in or breach of, or alleged inaccuracy or alleged breach of, the Company’s representations or warranties in this Agreement or in any certificate delivered pursuant to this Agreement, the Notes or the Security Agreement; or (ii) the Company’s breach or alleged breach of its agreements or covenants in this Agreement, the Notes or the Security Agreement.

10.2 Survival of Representations and Warranties; Covenants. The representations, warranties, covenants, agreements and obligations contained herein shall survive the delivery of the Notes, the Shares and the Conversion Shares and the Closings.

10.3 Procedures. A party entitled to indemnification hereunder (each, an “Indemnified Party”) shall give written notice to the party from whom indemnification is sought (the “Indemnifying Party”) of any claim with respect to which it seeks indemnification promptly after the discovery by such Indemnified Party of any matters giving rise to a claim for indemnification hereunder; provided, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 10 unless and to the extent that the Indemnifying Party shall have been materially prejudiced by the failure of such Indemnified Party to so notify such party. Such notice shall describe in reasonable detail such claim. In case any such action, suit, claim or proceeding is brought against an Indemnified Party, the Indemnifying Party shall be entitled to assume and conduct the defense thereof, with counsel reasonably satisfactory to the Indemnified Party unless (i) such claim seeks remedies, in addition to or other than, monetary damages that are reasonably likely to be awarded, (ii) such claim involves a criminal proceeding or (iii) counsel to the Indemnified Party advises such Indemnifying Party in writing that such claim involves a conflict of interest that would reasonably be expected to make it inappropriate for the same counsel to represent both the Indemnifying Party and the Indemnified Party. If any one of the foregoing clauses (i) through (iii) applies, the Indemnified Party shall be entitled to retain its own counsel at the cost and expense of the Indemnifying Party (except that the Indemnifying Party shall only be liable for the legal fees and expenses of one law firm for all Indemnified Parties, taken together with respect to any single action or group of related actions, other than local counsel). If the Indemnifying Party assumes the defense of any claim, the Indemnified Party shall nevertheless be entitled to hire, at its own expense, separate counsel and participate in the defense thereof; provided, that all Indemnified Parties shall thereafter deliver to the Indemnifying Party copies of all notices and documents (including court papers) received by the Indemnified Party relating to the claim, and each Indemnified Party shall reasonably cooperate in the defense or prosecution of such claim. Such reasonable cooperation shall include the retention and (upon the Indemnifying Party’s reasonable request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Indemnifying Party shall not be liable for any settlement of any action, suit, claim or proceeding effected without its prior written consent (not to be unreasonably withheld, conditioned or delayed). The Indemnifying Party further agrees that it will not, without the Indemnified Party’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), settle or compromise any claim or consent to entry of any judgment in respect thereof in any pending or threatened action, suit, claim or proceeding in respect of which indemnification has been sought or may be hereunder unless such settlement or compromise includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, claim or proceeding and is solely for monetary damages.

10.4 Additional Limitations. Notwithstanding anything contained herein to the contrary, “Losses” shall not include (i) any Losses to the extent such Losses could not have been reasonably foreseen by the parties as of the Closing, and (ii) punitive damages, except to the extent payable by an Indemnified Party to a third party. No party hereto shall be obligated to indemnify any other Person with respect to any representation, warranty, covenant or condition specifically waived in writing by any other party on or prior to the applicable Closing.

10.5 Exclusive Remedies. Notwithstanding anything to the contrary herein, other than in the case of Fraud, the provisions of Section 10 and Section 12.6 shall be the sole and exclusive remedies of parties under this Agreement following the Closing for any and all breaches or alleged breaches of any representations or warranties, covenants or agreements of the parties contained in this Agreement. For the avoidance of doubt, this Section 10 shall not prevent the parties from obtaining specific performance or other non-monetary remedies in equity or at Law pursuant to Section 12.6 of this Agreement and shall not limit other remedies that may be available to the parties under any of the Transaction Agreements (other than this Agreement).

11. Termination.

11.1 Conditions of Termination. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated:

(a) by the mutual written consent of the Company and the Required Holders; or

(b) by the Company, at any time prior to the receipt of the Required Stockholder Vote, if the Board changes its recommendation to the stockholders of the Company and recommends that stockholders vote against the consummation of the transactions at the Second Closing and the issuance of the Shares to the Purchasers at the Second Closing (a “Change of Company Board Recommendation”), but only if the Company prior to or concurrently with such termination pays the Termination Fee to or for the account of the Purchasers in accordance with the instructions by the Purchasers.

11.2 Effect of Termination. In the event of any termination pursuant to Section 11.1 hereof, this Agreement shall become null and void and have no further effect, with no liability on the part of the Company or any Purchaser, or their directors, partners, members, employees, affiliates, officers, stockholders or agents or other representatives, with respect to this Agreement, except for the terms of Section 5.10, Section 10, Section 11.2 and Section 12 (Miscellaneous Provisions), which shall survive the termination of this Agreement. In the event that this Agreement is terminated pursuant to Section 11.1(b), then the Company shall pay to the Purchasers prior to or concurrently with such termination, or within two (2) Business Days thereafter, a termination fee equal to $100,000 plus the reasonable, documented fees and expenses (including without limitation legal fees) actually incurred by the Purchasers after the date hereof and in connection with or in anticipation of the transactions contemplated by this Agreement (the “Termination Fee”).

12. Miscellaneous Provisions.

12.1 Public Statements or Releases. Neither the Company nor any Purchaser shall make any public release or announcement with respect to the existence or terms of this Agreement or the transactions provided for herein without the prior approval of the other parties, which shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, nothing in this Section 12.1 shall prevent any party from making any public release required (in the exercise of its reasonable judgment) in order to satisfy its obligations under law or under the rules or regulations of any United States national securities exchange, in which case the party or parties, as applicable, required to make the release or announcement shall, to the extent reasonably practicable, allow the other party or parties, as applicable, reasonable time to comment on such release or announcement in advance of such issuance.

12.2 Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement, and section and subsection references are to this Agreement unless otherwise specified. The headings in this Agreement are included for convenience of reference only and will not limit or otherwise affect the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, will be deemed to refer to the date set forth in the first paragraph of this Agreement. The meanings given to terms defined herein will be equally applicable to both the singular and plural forms of such terms. All matters to be agreed to by any party hereto must be agreed to in writing by such party unless otherwise indicated herein. Except as specified otherwise herein, references to agreements, policies, standards, guidelines or instruments, or to statutes or regulations, are to such agreements, policies, standards, guidelines or instruments, or statutes or regulations, as amended or supplemented from time to time (or to successors thereto). All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person, unless otherwise indicated or the context otherwise requires. The parties hereto agree that they have been represented by counsel during the negotiation and execution of the Transaction Agreements and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

12.3 Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed delivered (a) three (3) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid (b) one (1) Business Day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, (c) on the date of delivery if delivered personally, or (d) if by facsimile, upon written confirmation of receipt by facsimile, in each case to the intended recipient as set forth below:

if to the Company, addressed as follows:

BG Medicine, Inc.

880 Winter Street,

Suite 210,

Waltham, MA 02451

Attention: Chief Executive Officer

Facsimile: (781) 895-1119

with copies (which shall not constitute notice) to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 021111

Attention: Linda Rockett

Facsimile: (617) 542-2241

if to any Purchaser, to it at:

c/o Flagship Ventures

1 Memorial Drive, 7th Floor

Cambridge, MA 02142

Attention:

Facsimile: (617) 868-1115

with copies (which shall not constitute notice) to:

Latham & Watkins LLP

John Hancock Tower, 27th Floor

200 Clarendon Street

Boston, MA 02127

Attention: Peter N. Handrinos

Facsimile: (617) 948-6001

Any party may change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Section 12.3.

12.4 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

12.5	Governing Law; Jurisdiction; WAIVER OF JURY TRIAL.

(a) This Agreement shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, and, as to all other matters, in accordance with the internal laws of the Commonwealth of Massachusetts (without reference to the conflicts of law provisions thereof that would require the application of laws of any other jurisdiction).

(b) Each of the parties hereto irrevocably (i) agrees that any legal suit, action or proceeding brought by any party hereto against arising out of or based upon this Agreement may be instituted in any United States federal court or Massachusetts State court located in The City of Boston (a “Massachusetts Court”), (ii) waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceeding and (iii) submits to the non-exclusive jurisdiction of a Massachusetts Court in any such suit, action or proceeding.

(c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PURCHASER OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

12.6 Specific Performance. The parties hereto agree that the obligations imposed on them in this Agreement are special, unique and of an extraordinary character, and that irreparable damages for which money damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that the parties shall be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled, at law or in equity; and the parties hereto further agree to waive any requirement for the securing or posting of any bond or other security in connection with the obtaining of any such injunctive or other equitable relief. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) either party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity.

12.7 Delays or Omissions; Waiver. No delay or omission to exercise any right, power, or remedy accruing to a party upon any breach or default of another party under this Agreement shall impair any such right, power, or remedy of such party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or be construed as, a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement. Any agreement on the part of a party or parties hereto to any waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

12.8	Fees; Expenses.

(a) All reasonable, documented fees and expenses incurred in connection with the Transaction Agreements and the transactions contemplated hereby and thereby shall be paid by the Company whether or not the transactions contemplated hereby and thereby are consummated.

(b) For the avoidance of doubt, the Company shall reimburse the Purchasers for all reasonable, documented out-of-pocket costs and expenses of the Purchasers and their advisors incurred in connection with their due diligence of the Company and its Subsidiaries, negotiation and preparation of the Transaction Agreements and participating in the transaction contemplated by the Transaction Agreements. In addition, the Company shall pay all reasonable, documented out of pocket costs and expenses of the Purchasers incurred with respect to any subsequent amendments, approvals or modifications associated with the transactions contemplated by the Transaction Agreements.

(c) The Company shall pay any and all documentary, stamp or similar issue or transfer Tax payable in connection with this Agreement, the issuance of the Shares at Closing and the issuance of the Conversion Shares.

(d) The Company shall reimburse the Preferred Elected Director for his or her reasonable, documented out of pocket expenses incurred for the purpose of attending meetings of any boards of directors (or equivalent governing bodies) or board committees of the Company and its Subsidiaries, in accordance with the Company’s and its Subsidiaries’ reimbursement policies in effect from time to time.

12.9 Assignment. Except as otherwise provided herein, none of the parties may assign its rights or obligations under this Agreement without the prior written consent of the other parties, provided, however, that each Purchaser may assign its right and obligations hereunder to an Affiliate of such Purchaser without the prior written consent of the Company or any other Purchaser or in connection with a transfer of Shares or Conversion Shares in accordance with Section 8 hereof with the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned); provided, further, that as a condition precedent to such assignment (x) any such Affiliate shall assume, on a several and not joint basis, all then continuing obligations of such Purchaser hereunder pursuant to a written agreement reasonably acceptable to the Company, and (y) no assignment and assumption shall relieve such Purchaser from any liability hereunder; provided, further, that any assignment to an Affiliate of such Purchaser shall only be effective for so long as such Person remains an Affiliate of such Purchaser and the rights assigned to such Person shall cease to be of further force and effect when such Person ceases to be an Affiliate of such Purchaser. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties to this Agreement and their respective successors and permitted assigns. Any purported assignment other than in compliance with the terms hereof shall be void ab initio.

12.10 No Third Party Beneficiaries. Except for Sections 7.2 (with respect to which any Preferred Elected Director shall be a third party beneficiary), 10 (with respect to which all Indemnified Parties shall be third party beneficiaries), 12.8(d) (with respect to which the Preferred Elected Director shall be a third party beneficiary), 12.13 (with respect to which the Preferred Elected Director shall be a third party beneficiary) and 12.14, this Agreement does not create any rights, claims or benefits inuring to any Person that is not a party hereto nor create or establish any third party beneficiary hereto. Without limiting the foregoing, the representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

12.11 Counterparts. This Agreement may be executed and delivered (including by facsimile or electronic transmission) in any number of counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed an original, but all of which taken together shall constitute a single instrument.

12.12 Entire Agreement; Amendments; Actions. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Disclosure Schedule and the Annexes and Exhibits hereto, constitute the entire agreement between the parties hereto respecting the subject matter hereof and supersede all prior agreements, negotiations, understandings, representations and statements respecting the subject matter hereof, whether written or oral. No modification, alteration, waiver or change in any of the terms of this Agreement shall be valid or binding upon the parties hereto unless made in writing and duly executed by the Company, on the one hand, and subject to the last sentence of this Section 12.12, the Purchasers on the other hand. Notwithstanding anything to the contrary contained herein, any consent, waiver, vote, decision, election or action required or permitted to be taken hereunder by the Purchasers as a group, including with respect to the immediately foregoing clause, shall require the approval of the Required Holders, and after such approval, such decision shall be binding on all Purchasers.

12.13 Freedom to Pursue Opportunities. Each of the parties hereto expressly acknowledges and agrees that: (i) the each Purchaser and each Preferred Elected Director has the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly engage in the same or similar business activities or lines of business as the Company or any of its Subsidiaries, including those deemed to be competing with the Company or any of its Subsidiaries; and (ii) in the event that the Purchaser or any Preferred Elected Director acquires knowledge of a potential transaction or matter (other than to the extent knowledge of such transaction or matter was acquired by such Person solely in their capacity as a director) that may be a corporate opportunity for each of the Company and the Purchaser or any Preferred Elected Director, such Person shall have no duty (contractual or otherwise) to communicate or present such corporate opportunity to the Company or any of its Subsidiaries, as the case may be, and, notwithstanding any provision of this Agreement to the contrary, shall not be liable to the Company or its Affiliates for breach of any duty (contractual or otherwise) by reason of the fact that the Purchaser or Preferred Elected Director, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another Person, or does not present such opportunity to the Company.

12.14 No Personal Liability of Directors, Officers, Owners, Etc. No director, officer, employee, incorporator, shareholder, managing member, member, general partner, limited partner, principal or other agent of any of the Purchasers or the Company shall have any liability for any obligations of the Purchasers or the Company, as applicable, under this Agreement or for any claim based on, in respect of, or by reason of, the respective obligations of the Purchasers or the Company, as applicable, under this Agreement. Each party hereby waives and releases all such liability. This waiver and release is a material inducement to each party’s entry into this Agreement.

12.15 Nature of Purchasers’ Obligations and Rights. The obligations of each Purchaser under this Agreement or any Transaction Agreement are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under this Agreement or any other Transaction Agreement. Nothing contained herein or in any other Transaction Agreement, and no action taken by any Purchaser pursuant hereto or thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement or any other Transaction Agreement. Each Purchaser confirms that it has independently participated in the negotiation of the transactions contemplated hereby and has been represented by counsel. All rights, powers and remedies provided to the Purchasers under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative or exclusive, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other rights, powers or remedies by such party or any other party.

[Remainder of the Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY:

BG MEDICINE, INC.

By:	/s/ Paul R. Sohmer, M.D.
Name: Paul R. Sohmer, M.D.
Title: President and Chief Executive Officer

[Signature Page to Securities Purchase Agreement]

PURCHASERS:

APPLIED GENOMIC TECHNOLOGY CAPITAL FUND, L.P.;
AGTC ADVISORS FUND, L.P.

Each by its General Partner, AGTC Partners, L.P.
By its General Partner, NewcoGen Group Inc.

By:	/s/ Noubar B. Afeyan
Name:	Noubar B. Afeyan
Title:	President

FLAGSHIP VENTURES FUND 2007, L.P.

By its General Partner
Flagship Ventures Fund 2007 General Partner LLC

By:	/s/ Noubar B. Afeyan
Name:	Noubar B. Afeyan
Title:	Manager

[Signature Page to Securities Purchase Agreement]

Annex A

Purchaser Name	Initial Closing - Principal Amount of Note	Second Closing - Aggregate Purchase Price*
Applied Genomic Technology Capital Fund, L.P.	$308,487.65	$1,233,950.60

AGTC Advisors Fund, L.P.	$22,726.86	$90,907.44

Flagship Ventures Fund 2007, L.P.	$168,785.49	$675,141.96

TOTAL	$500,000.00	$2,000,000.00

*	Second Closing allocations may be subject to change among the Flagship funds, so long as the aggregate amount is equal to $2,000,000.